SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

10260 Campus Point Drive

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Science Applications International Corporation, a Delaware corporation (the “Company”), will be held in the Grand Ballroom of the La Jolla Marriott Hotel, 4240 La Jolla Village Drive, San Diego, California, on Friday, June 10, 2005, at 10:00 A.M. (local time), for the following purposes:

1.        To elect four Class III Directors, each for a term of three years;

2.        To vote on a stockholder proposal regarding the Company’s classified Board; and

3.        To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations thereof.

Only stockholders of record at the close of business on April 26, 2005, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company at 10010 Campus Point Drive, San Diego, California for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

D.E. SCOTT

Senior Vice President,

General Counsel and Secretary

San Diego, California

May 12, 2005

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the questions and answers beginning on the first page of this proxy statement and the instructions on the enclosed proxy card. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

10260 Campus Point Drive

San Diego, California 92121

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2005

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of Science Applications International Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in the Grand Ballroom of the La Jolla Marriott Hotel, 4240 La Jolla Village Drive, San Diego, California, on Friday, June 10, 2005, at 10:00 A.M. (local time), and at any and all adjournments, postponements or continuations thereof. This Proxy Statement and the enclosed form of proxy are first being mailed to the stockholders of the Company on or about May 12, 2005.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon:

1.	the election of four Class III Directors, each for a term of three years;

2.	a stockholder proposal regarding the Company’s classified Board; and

3.	such other business as may properly come before the meeting or any adjournments, postponements or continuations thereof.

When and where will the Annual Meeting be held?

The Annual Meeting will be held in the Grand Ballroom of the La Jolla Marriott Hotel, 4240 La Jolla Village Drive, San Diego, California, on Friday, June 10, 2005, at 10:00 A.M. (local time).

Who can attend the Annual Meeting?

All stockholders or their duly appointed proxies may attend the meeting.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of the Company’s Class A common stock, par value $.01 per share (the “Class A common stock”), and/or Class B common stock, par value $.05 per share (the “Class B common stock”), as of the close of business on April 26, 2005 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 174,753,404 shares of Class A common stock and 216,593 shares of Class B common stock outstanding. The Company has no other class of capital stock outstanding. The Class A common stock and the Class B common stock are collectively referred to herein as the “Common Stock” and vote together as a single class on all matters.

What constitutes a quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the total voting power of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum and to conduct business at the Annual Meeting. Although abstentions may be specified on all proposals (other than the election of Directors), abstentions will only be counted as present for purposes of determining the presence of a quorum.

How many votes am I entitled to?

Each holder of Class A common stock will be entitled to one vote per share and each holder of Class B common stock will be entitled to 20 votes per share, in person or by proxy, for each share of Common Stock held in such stockholder’s name as of the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. However, in the election of Directors, all shares are entitled to be voted cumulatively. Accordingly, in voting for Directors: (i) each share of Class A common stock is entitled to as many votes as there are Directors to be elected, (ii) each share of Class B common stock is entitled to 20 times as many votes as there are Directors to be elected and (iii) each stockholder may cast all of such votes for a single nominee or distribute them among any two or more nominees as such stockholder chooses. To apportion your votes among two or more nominees other than on a pro rata basis, you must submit your proxy using a proxy card or by voting in person at the Annual Meeting. You may not submit your proxy over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. Unless otherwise directed, shares represented by properly executed proxies will be voted at the discretion of the proxy holders so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting.

How do I vote my shares?

Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, the shares represented by properly executed proxies will be voted FOR the election of Directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting and AGAINST the stockholder proposal regarding the Company’s classified Board. No business other than that set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting; however, should any other matter requiring a vote of stockholders properly come before the Annual Meeting, it is the intention of the proxy holders to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

Vote by Internet:    You may submit a proxy or voting instructions by the Internet by following the instructions at www.proxyvote.com.

Vote by Telephone:    You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

Vote by Mail:    If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

Vote in Person:    If you are a stockholder as of the Record Date and attend the meeting, you may vote in person at the meeting.

Submitting a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy bearing a later date to the Secretary of the Company as described below, or by attending the Annual Meeting and voting in person. The mailing address of the Corporate Secretary is 10260 Campus Point Drive, San Diego, California 92121. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

How are the shares held by the Retirement Plans voted?

Each participant in the Employee Stock Retirement Plan (“ESRP”) and the 401(k) Profit Sharing Plan (“401(k) Profit Sharing Plan”) of the Company, the Telcordia Technologies 401(k) Savings Plan of Telcordia Technologies, Inc., a wholly-owned subsidiary of the Company until its sale on March 15, 2005 (the “Telcordia Plan”), and the AMSEC Employees 401(k) Profit Sharing Plan of AMSEC LLC, a joint venture in which the Company owns 55% (the “AMSEC Plan”) (collectively, the “Retirement Plans”) has the right to instruct Vanguard Fiduciary Trust Company (the “Trustee”), as trustee of the Retirement Plans, on a confidential basis how to vote his or her proportionate interests in all allocated shares of Common Stock held in the Retirement Plans. The Trustee will vote all allocated shares held in the Retirement Plans as to which no voting instructions are received, together with all unallocated shares held in the Retirement Plans, in the same proportion, on a plan-by-plan basis, as the allocated shares for which voting instructions have been received. The Trustee’s duties with respect to voting the Common Stock in the Retirement Plans are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the Common Stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of the Company’s Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan (collectively, the “Stock Plans”), Wachovia Bank, N.A. (“Wachovia”), as trustee of the Stock Plans, has the power to vote the shares of Class A common stock held by Wachovia in the Stock Plans. Wachovia will vote all such shares of Class A common stock in the same proportion that the other stockholders of the Company vote their shares of Common Stock.

Who is soliciting these proxies?

The Company is soliciting these proxies and the cost of the solicitation will be borne by the Company, including the charges and expenses of persons holding shares in their name as nominee for forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mails, proxies may be solicited by officers, Directors and regular employees of the Company in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for a “classified” Board of Directors consisting of three classes which shall be as equal in number as possible. The number of authorized Directors is currently fixed at 15 Directors, with four Directors in Class III, five Directors in each of Class I and II and one vacancy. The Board of Directors will review the authorized number of Directors at its next meeting to determine whether to fix the authorized number of Directors at a lower number or appoint individuals to fill any vacancies.

At the Annual Meeting, four Class III Directors are to be elected to serve three-year terms ending in 2008 or until their successors are elected and qualified or their earlier retirement, death, resignation or removal or disqualification from service as a Director pursuant to any current or future provision of the Bylaws. Currently,

W.A. Downing, D.H. Foley, A.K. Jones and E.J. Sanderson, Jr. serve as Class III Directors. All such Class III Directors will be standing for reelection with the exception of W.A. Downing. In addition, J.J. Hamre has been nominated to stand for election as a Class III Director. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. The four nominees who receive the most votes will be elected as Class III Directors. It is intended that, unless otherwise indicated, the proxy holders will vote FOR the election of Directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting. Abstentions and withheld votes will have no effect on the outcome of this vote. Each nominee has consented to be named in this proxy statement and to serve if elected. To the best knowledge of the Board of Directors, all of the nominees are, and will be, able and willing to serve. In the event that any of the four nominees listed below should become unable to stand for election at the Annual Meeting, the proxy holders intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place and stead of any nominee unable to serve. Alternatively, the Board of Directors may elect, pursuant to Section 3.02 of the Company’s Bylaws, to fix the authorized number of Directors at a lower number to give the Nominating Committee of the Board of Directors additional time to evaluate candidates.

The Board of Directors unanimously recommends a vote FOR each nominee. Set forth below is a brief biography of each nominee for election as a Class III Director and of all other members of the Board of Directors who will continue in office:

NOMINEES FOR ELECTION AS CLASS III DIRECTORS—TERM ENDING 2008

D.H. Foley, age 60 Executive Vice President and Director	Director since 2002

Dr. Foley joined the Company in 1992 and has served as an Executive Vice President since 2000, Group President since February 2004, and a Director since July 2002. In January 2005 he was appointed as Chief Engineering and Technology Officer. Dr. Foley served as a Sector Vice President from 1992 to 2000.

J.J. Hamre, age 54	Nominee for Director

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Prior thereto, Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the Board of Directors of ChoicePoint, Inc., ITT Industries, Inc., Integrated Nano-Technologies and MITRE Corporation.

A.K. Jones, age 63 Director	Director since 1998

Dr. Jones is the Quarles Professor of Engineering at the University of Virginia where she has taught since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering in the U.S. Department of Defense. Dr. Jones also served as a Director of the Company from 1987 to 1993.

E.J. Sanderson, Jr., age 56 Director	Director since 2002

Mr. Sanderson retired from Oracle Corporation in 2001 after having served as an Executive Vice President since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting, and the Latin American Division. Prior to that he was President of Unisys World-wide Services and partner at both McKinsey & Company and Accenture (formerly Andersen Consulting). Mr. Sanderson is also a member of the Board of Directors of Quantum Corporation and serves on several non-profit boards.

CLASS I DIRECTORS—TERM ENDING 2006

W.H. Demisch, age 60 Director	Director since 1990

Mr. Demisch has been a principal of Demisch Associates LLC, a consulting firm, since 2003. He was a Managing Director of Dresdner Kleinwort Wasserstein, formerly Wasserstein Perella Securities, Inc., from 1998 to 2002. From 1993 to 1998, he was Managing Director of BT Alex. Brown, and from 1988 to 1993, he was Managing Director of UBS Securities, Inc.

J.A. Drummond, age 65 Director	Director since 2003

Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the Board of Directors of Borg-Warner Automotive, AirTran Holdings, Inc. and Centillium Communications, Inc.

J.E. Glancy, age 59 Director	Director since 1994

Dr. Glancy joined the Company in 1976 and served as an Executive Vice President until January 2004 when he commenced part-time employment. Prior thereto, Dr. Glancy served as a Corporate Executive Vice President from 1994 to 2000.

H.M.J. Kraemer, Jr., age 50 Director	Director since 1997

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as an adjunct professor at the Kellogg School of Management at Northwestern University since January 2005. Prior thereto, Mr. Kraemer served as the Chairman of Baxter International, Inc. (“Baxter”), a health-care products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004 and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997.

C.B. Malone, age 68 Director	Director since 1993

Ms. Malone has served as the President of Financial & Management Consulting, Inc., a consulting company, since 1982. Ms. Malone is also a member of the Board of Directors of Hasbro, Inc., Lafarge North America, Lowe’s Companies, Inc. and Novell, Inc.

CLASS II DIRECTORS—TERM ENDING 2007

D.P. Andrews, age 60 Corporate Executive Vice President, Chief Operating Officer and Director	Director since 1996

Mr. Andrews joined the Company in 1993 and has served as a Corporate Executive Vice President since January 1998. In January 2005, he was appointed Chief Operating Officer. Mr. Andrews served as President and Chief Operating Officer of Federal Business from December 2003 to January 2004 and as Executive Vice President for Corporate Development from 1995 to 1998. Prior to joining the Company, Mr. Andrews served as Assistant Secretary of Defense from 1989 to 1993.

K.C. Dahlberg, age 60 Chief Executive Officer, President, Chairman of the Board and Director	Director since 2003

Mr. Dahlberg has served as Chairman of the Board since July 2004 and Chief Executive Officer and President since November 2003. Prior to joining the Company, Mr. Dahlberg was with General Dynamics Corp. from March 2001 to October 2003, where he served as Executive Vice President. Mr. Dahlberg was with Raytheon International from February 2000 to March 2001, where he served as President, and from 1997 to 2000 he served as President and Chief Operating Officer of Raytheon Systems Company. Mr. Dahlberg held various positions with Hughes Aircraft from 1967 to 1997.

J.P. Walkush, age 53 Executive Vice President and Director	Director since 1996
Mr. Walkush joined the Company in 1976 and has served as an Executive Vice President since 2000. Prior thereto, Mr. Walkush served as a Sector Vice President from 1994 to 2000.

J.H. Warner, Jr., age 64 Corporate Executive Vice President, Chief Administrative Officer and Director	Director since 1988

Dr. Warner joined the Company in 1973 and has served as a Corporate Executive Vice President since 1996 and Chief Administrative Officer since December 2003. Prior thereto, Dr. Warner served as an Executive Vice President from 1989 to 1996.

A.T. Young, age 67 Director	Director since 1995

Mr. Young retired from Lockheed Martin Corp. in 1995 after having served as an Executive Vice President from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young is also on the Board of Directors of the Goodrich Corporation and Potomac Electric Power Company.

PROPOSAL II—STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S CLASSIFIED BOARD

This proposal was submitted by Christopher A. Smith, 3440 Hamlin Road, Lafayette, California 94549. As of the Record Date, Mr. Smith beneficially owned 27,384 shares of the Company’s Class A common stock.

Resolved:    That SAIC stockholders recommend that the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections and to implement annual director elections. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder’s Supporting Statement

The Board of Directors is currently separated into three classes. Each year stockholders are requested to vote on directors comprising one of the classes for a three-year term. Because of the classified (or “staggered”) board structure, stockholders have the opportunity to vote only on roughly one-third of the directors each year.

In 2004, as reported in SAIC’s 10-Q quarterly report for the period ended July 31, 2004, a shareholder proposal recommending that the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for purposes of director elections and to implement annual director elections was rejected by a vote of 105,079,635 votes against and 21,953,031 for, while 7,275,353 shares abstained.

The proponent is of the opinion that:

•	A classified board structure reduces the accountability of directors to stockholders. The ability of stockholders to vote on all directors each year will maintain and enhance accountability.

•	Annual elections of directors will enable stockholders, including many managers and officers at SAIC, to have their views reflected currently and on a broader basis.

•	Corporate governance will be enhanced through a closer linkage between the stockholders and directors.

•	Elimination of the classified board will create an environment that encourages directors to consider new and innovative ways to positively impact shareholder value.

The shareholder urges you to research this issue and to mark your proxy FOR this resolution.

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

The Board of Directors has carefully considered the arguments for and against a classified board, particularly in light of the vote on a similar proposal at last year’s Annual Meeting. The Board of Directors has concluded that continuing SAIC’s classified board is in the best interests of our stockholders and opposes the proposal to change it for the following reasons:

• Previous Opposition by SAIC Stockholders. Mr. Smith presented an identical proposal to our stockholders last year which was rejected by our stockholders. Our stockholders determined last year that this proposal was not in their best interests.

• Continuity and Stability. The Company’s employee ownership philosophy and structure is unique and significantly different from other public companies. The classified board structure allows for a majority of directors to have the benefit of experience with our employee ownership, stock pricing and other policies and values that we believe differentiate the Company from most of its competitors.

• Long-Term Focus. The Board of Directors is the governing body that has oversight responsibilities for the Company’s strategic, long-term planning. The Board of Directors believes that a classified board with staggered, three-year terms for directors promotes a longer-term focus and better facilitates the Company’s long-term planning process.

• Value Protection. For many companies, a classified board is viewed as one of the primary means to protect the company against the abuses that can result from a hostile takeover attempt. Although a classified board would not prevent an unsolicited takeover from being consummated, it could give the Board additional time to consider alternative proposals and act in the best interests of the Company and its stockholders. The Board of Directors believes that the continuation of our classified board structure would help protect against hostile takeover attempts not deemed to be in the best interests of stockholders.

• Director Accountability and Corporate Governance. The Board of Directors believes that electing directors to three-year terms does not reduce their accountability or linkage to our stockholders. Directors have the same legal duties and responsibilities to the Company, regardless of the length of their term. Directors who are elected to three-year terms are not insulated from legal responsibility, are just as accountable to stockholders as those who are elected annually and are just as likely to consider innovative ways to positively impact stockholder value.

• Director Recruitment and Retention. Three-year terms may be more attractive to highly qualified individuals who are likely to be in demand for other board positions. As a result, the Company’s current three-year director term may make it easier for the Company to attract and retain highly qualified candidates who will provide valuable oversight of the Company, benefiting all stockholders.

Unanimous Recommendation of the Board of Directors; Vote Required

The Board of Directors unanimously recommends a vote AGAINST the stockholder proposal. The affirmative vote of the holders of a majority of the voting power of Class A common stock and Class B common stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required to approve the proposal. Shares of Common Stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. A stockholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against the proposal. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted AGAINST the stockholder proposal.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the year ended January 31, 2005 (“Fiscal 2005”), the Board of Directors held eight meetings. Average attendance at such meetings of the Board of Directors was 94%. During Fiscal 2005, all incumbent Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of the Board of Directors. In addition, all Directors other than J.E. Glancy attended the 2004 Annual Meeting of Stockholders. It is the Company’s policy that all Directors attend the Company’s annual meetings.

The Board of Directors has the following standing committees: an Audit Committee, a Compensation Committee, an Ethics and Corporate Responsibility Committee, an Executive Committee, a Nominating and Corporate Governance Committee and a Stock Policy Committee. The charters of all committees of the Board of Directors are available at the Company’s website at www.saic.com/corporategovernance/.

Audit Committee

The functions of the Audit Committee are described below under the heading “Audit Committee Report” and the Audit Committee’s charter is attached to this Proxy Statement as Annex I. The Audit Committee held ten meetings during Fiscal 2005. The Audit Committee is comprised of five independent directors as defined by the current listing standards of the National Association of Securities Dealers and the Company’s Corporate Governance Guidelines. The Board of Directors has determined that J.A. Drummond, H.M.J. Kraemer, Jr. and C.B. Malone qualify as Audit Committee financial experts as defined by the rules under the Securities Exchange Act of 1934, as amended. The current members of the Audit Committee are C.B. Malone (Chairperson), W.H. Demisch, J.A. Drummond, A.K. Jones and H.M.J. Kraemer, Jr.

Compensation Committee

The Compensation Committee’s responsibilities include: (i) determining the compensation of the Chief Executive Officer and reviewing and approving the compensation of the other executive officers named pursuant to Section 16 of the Securities Exchange Act of 1934; (ii) approving and evaluating compensation plans, policies and programs, including incentive compensation and equity-based plans for employees and officers; (iii) preparing an annual report on executive compensation for inclusion in the Company’s proxy statement or Annual Report on Form 10-K, in accordance with the rules and regulations of the Securities and Exchange Commission and (iv) reviewing and making recommendations to the Board regarding director compensation. The Compensation Committee held eight meetings during Fiscal 2005. The Compensation Committee consists of Directors who are “independent” as defined by the current listing standards of the National Association of Securities Dealers and the Company’s Corporate Governance Guidelines. The current members of the Compensation Committee are E.J. Sanderson, Jr. (Chairperson), W.H. Demisch and A.K. Jones.

Ethics and Corporate Responsibility Committee

The Ethics and Corporate Responsibility Committee duties include: (i) reviewing and making recommendations regarding the ethical responsibilities of the Company’s employees and consultants under the

Company’s administrative policies and procedures; (ii) reviewing and assessing the Company’s policies and procedures addressing the resolution of conflicts of interest involving the Company, its employees, officers and directors and addressing any potential conflict of interest involving the Company and a director or an executive officer; (iii) reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violation of the Company’s policies, procedures and standards related to ethical conduct and legal compliance and (iv) reviewing and evaluating the effectiveness of the Company’s ethics, compliance and training programs and related administrative policies. The Ethics and Corporate Responsibility Committee held four meetings during Fiscal 2005. The current members of the Ethics and Corporate Responsibility Committee are A.K. Jones (Chair), W.A. Downing, J.A. Drummond, C.B. Malone and J.H. Warner, Jr.

Executive Committee

The Executive Committee’s charter provides that, to the extent permitted by Delaware law, it shall have and may exercise all powers and authorities of the Board of Directors with respect to the following: (i) taking action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impractical to delay action on a matter until the next regularly scheduled meeting of the Board of Directors; (ii) overseeing and assisting management in the formulation and implementation of scientific research policies; (iii) authorizing and approving the offer, issuance or sale of the Company’s capital stock; (iv) authorizing the filing of registration statements, reports and other documents with the Securities and Exchange Commission and with state securities commissions; (v) authorizing the calling of the Annual Meeting of Stockholders of the Company; (vi) within certain limits established by the Board or Directors, approving the acquisition of the business or assets of another company; (vii) authorizing the preparation and filing of documentation to effect a merger between the Company and one or more subsidiary corporations; (viii) reviewing and approving various financial matters, including matters pertaining to the capital structure of the Company, the Company’s financial projections, plans and strategies, the Company’s capital budget and capital budgeting processes, plans and strategies and the Company’s treasury operations, investment strategies, banking and cash management arrangements and financial risk management, including the Company’s policies and procedures related thereto and (ix) authorizing the opening of bank accounts in the name of the Company, approving the establishment of loans or letters of credit and guaranteeing the repayment of indebtedness or contractual performance of majority-owned subsidiaries of the Company. The Executive Committee held five meetings during Fiscal 2005. The current members of the Executive Committee are A.T. Young (Chairperson), D.P. Andrews, K.C. Dahlberg, W.H. Demisch, J.E. Glancy, H.M.J. Kraemer, Jr. and E.J. Sanderson, Jr.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include: (i) identifying and recommending individuals qualified to become members of the Board of Directors, consistent with the criteria approved by the Board; (ii) reviewing and making recommendations regarding the composition and procedures of the Board of Directors; (iii) developing and recommending to the Board a set of corporate governance principles; (iv) making recommendations regarding the size, composition and charters of the committees of the Board; (v) reviewing and developing long-range plans for Chief Executive Officer and management succession and (vi) developing and overseeing an annual self-evaluation process of the Board and its committees. A copy of the Nominating and Corporate Governance Committee’s charter is available at the Company’s website at www.saic.com/corporategovernance/.

The Nominating and Corporate Governance Committee held six meetings during Fiscal 2005. The current members of the Nominating and Corporate Governance Committee are J.A. Drummond (Chairperson), D.P. Andrews, K.C. Dahlberg, C.B. Malone, J.H. Warner, Jr. and A.T. Young. J.A. Drummond, C.B. Malone and A.T. Young are independent directors as defined by the current listing standards of the National Association of Securities Dealers and the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee considers recommendations for director nominees from a wide variety of sources, including members of our Board, business contacts, community leaders and members of our management. To date, the Company has not utilized the services of any third parties to which it paid a fee to assist in identifying or evaluating candidates. The Nominating and Corporate Governance Committee also would consider any stockholder recommendation for director nominees that is properly received in accordance with our Bylaws, as discussed below, and applicable rules and regulations of the Securities and Exchange Commission.

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility for recommending nominees for membership on the Board. In discharging this responsibility, the Nominating and Corporate Governance Committee receives input from the Chairman of the Board and Chief Executive Officer. The Board believes its membership should reflect a broad range of experience, knowledge and judgment beneficial to the broad business diversity of the Company. The Company expects a high level of commitment from the Directors and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to the Company. In recommending nominees for membership on the Board, the Nominating and Corporate Governance Committee will observe the following principles: (i) a majority of Directors must meet the independence criteria established by the Company, (ii) based upon the desired Board size of 12 Directors, no more than five Directors may be employees of the Company, (iii) only full-time employees who serve as either the Chief Executive Officer or a direct report to the Chief Executive Officer will be considered as candidates for an employee director position and (iv) no director nominee may be a consultant to the Company.

Any stockholder may nominate a person for election as a Director of the Company by complying with the procedure set forth in the Company’s Bylaws. Pursuant to Section 3.03 of the Company’s Bylaws, in order for a stockholder to nominate a person for election as a Director, such stockholder must give timely notice to the Secretary of the Company prior to the meeting at which Directors are to be elected. To be timely, notice must be received by the Secretary not less than 50 days nor more than 75 days prior to the meeting (or if fewer than 65 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the 15th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). Such notice must contain certain information about the nominee, including his or her name, age, business and residence addresses and principal occupation during the past five years, the class and number of shares of Common Stock beneficially owned by such nominee and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee. The notice must also contain certain information about the stockholder proposing to nominate that person. Pursuant to Section 3.03 of the Company’s Bylaws, the Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as a Director.

Stock Policy Committee

The Stock Policy Committee responsibilities include: (i) during intervals between the regularly scheduled meetings of the Board of Directors, exercising all the powers and authority of the Board of Directors with respect to establishing the Market Factor in the Company’s stock price formula and the fair market value price of the Class A common stock; (ii) selecting an independent appraisal firm to review the value of the Company’s stock; (iii) reviewing and recommending any changes to the formula adopted by the Board of Directors for the purpose of determining the fair market value of the Company’s Class A and Class B common stock and (iv) reviewing and recommending any changes to the Company’s stock programs and in the function of the Company’s broker dealer subsidiary, Bull, Inc. The Stock Policy Committee held eight meetings during Fiscal 2005. The current members of the Stock Policy Committee are J.P. Walkush (Chair), K.C. Dahlberg, W.H. Demisch, D. H. Foley and A.T. Young.

Retirement Policies

The retirement age for independent directors is age 72 and the retirement age for employee directors is age 65. It is the policy of the Nominating and Corporate Governance Committee to nominate only candidates who will not attain the applicable retirement age during their term of office or those who have agreed to resign from the Board upon their applicable birthday.

Communications with the Board

Stockholders may contact Directors by writing to them either individually, the independent directors as a group, or the entire Board of Directors at the following address:

SAIC

Corporate Secretary

10260 Campus Point Drive, M/S F-3

San Diego, CA 92121

All communications to an individual Director will be forwarded directly to the individual Director or, if sent to the Board of Directors, it will be forwarded to the Chairman of the Board of Directors and the Lead Director. Communications sent to the independent Directors as a group will be forwarded to the Lead Director on behalf of all independent Directors.

EXECUTIVE AND DIRECTORS COMPENSATION

Summary Compensation

The following table (the “Summary Compensation Table”) sets forth information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended January 31, 2005, 2004 and 2003, of those persons who were, at January 31, 2005 (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”). The Summary Compensation Table sets forth the annual and long-term compensation earned by the Named Executive Officers for the relevant fiscal year, whether or not paid in such fiscal year.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Restricted Stock Awards(4)	Number of Securities Underlying Options	All Other Compensation(5)

K.C. Dahlberg Chief Executive Officer and President	2005 2004	$1,000,000 $250,000(7)	$1,500,000 $1,010,000(8)	$77,897(6) $229,459(9)	$299,989 0	260,000 225,000(10)	$0 $0

D.P. Andrews	2005 2004 2003	$628,846 $504,519 $467,308	$799,996 $699,992 $600,014	$2,473 $1,305 $3,127	$199,993 $199,984 $200,000	125,000 100,000 75,000	$9,052 $13,445 $13,308

W.A. Roper, Jr.	2005 2004 2003	$475,962 $475,962 $473,847	$799,996 $500,009 $399,993	$6,275 $5,825 $7,845	$130,003 $149,988 $150,007	55,000 60,000 75,000	$9,052 $13,442 $13,308

T.E. Darcy	2005 2004 2003	$480,000 $470,000 $425,001	$599,996 $599,992 $500,014	$400 $400 $500	$130,003 $99,992 $100,014	80,000 75,000 75,000	$6,402 $10,945 $10,958

J.H. Warner, Jr.	2005 2004 2003	$475,962 $475,962 $428,365	$550,018 $510,015 $449,994	$5,375 $4,725 $4,800	$99,996 $99,992 $125,011	55,000 50,000 45,000	$9,052 $13,445 $13,308

(1)	Includes amounts paid in lieu of unused comprehensive leave.

(2)	Includes the award of the following number of shares of Class A common stock with a market value as of the date of grant (calculated by multiplying the Formula Price of the Class A common stock on the date of grant by the number of shares awarded) for Fiscal Years 2005, 2004 and 2003, respectively, as follows: K.C. Dahlberg: 10,000 shares with a market value of $405,500, 0 shares and 0 shares; D.P. Andrews: 2,466 shares with a market value of $99,996, 2,738 shares with a market value of $99,992 and 3,497 shares with a market value of $100,014; W.A. Roper, Jr.: 2,466 shares with a market value of $99,996, 1,917 shares with a market value of $70,009 and 1,748 shares with a market value of $49,993; T.E. Darcy: 2,466 shares with a market value of $99,996, 2,738 shares with a market value of $99,992 and 3,497 shares with a market value of $100,014 and J.H. Warner, Jr.: 1,850 shares with a market value of $75,018, 2,191 shares with a market value of $80,015 and 2,797 shares with a market value of $79,994.

(3)	Represents amounts paid or reimbursed by the Company on behalf of the Named Executive Officers for athletic, airline and country club memberships, financial planning and tax preparation services and relocation expenses.

(4)	The amount reported represents the market value on the date of grant (calculated by multiplying the Formula Price of the Class A common stock on the date of grant by the number of shares awarded), without giving effect to the diminution in value attributable to the restrictions on such stock. Restricted stock vests as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “Continued Vesting on Vesting Stock and Options for Retirees” for rights to continued vesting after retirement for certain holders. The amount reported represents the following number of restricted shares of Class A common stock awarded for Fiscal Years 2005, 2004 and 2003, respectively: K.C. Dahlberg: 7,398 shares, 0 shares and 0 shares; D.P. Andrews: 4,932 shares, 5,476 shares and 6,993 shares; W.A. Roper, Jr.: 3,206 shares, 4,107 shares and 5,245 shares; T.E. Darcy: 3,206 shares, 2,738 shares and 3,497 shares and J.H. Warner, Jr.: 2,466 shares, 2,738 shares and 4,371 shares. As of January 31, 2005, the aggregate restricted stock holdings (other than restricted stock which has been deferred into the Key Executive Stock Deferral Plan) for the Named Executive Officers were as follows: K.C. Dahlberg: 0 shares; D.P. Andrews: 9,118 shares, with a market value as of such date of $369,735; W.A. Roper, Jr.: 0 shares; T.E. Darcy: 4,048 shares, with a market value as of such date of $164,146 and J.H. Warner, Jr.: 3,411 shares, with a market value as of such date of $138,316. Dividends are payable on such restricted stock if and when declared. However, the Company has never declared or paid a dividend on its capital stock.

(5)	Represents amounts contributed or accrued by the Company for the Named Executive Officers under the Company’s 401(k) Profit Sharing Plan and ESRP.

(6)	Includes $67,897 for country club dues. See “Employment Agreements.”

(7)	Mr. Dahlberg joined the Company as Chief Executive Officer in November 2003. Mr. Dahlberg’s annual salary for Fiscal 2004 would have been $1,000,000.

(8)	Includes $660,000 paid as a cash sign on bonus. See “Employment Agreements.”

(9)	Represents the reimbursement of expenses incurred in connection with the relocation of K.C. Dalhberg and his family to the Company’s principal place of business. See “Employment Agreements.”

(10)	Issued pursuant to K.C. Dahlberg’s Letter Agreements. See “Employment Agreements.”

Option Grants

The following table sets forth information regarding grants of options to purchase shares of Class A common stock pursuant to the Company’s 1999 Stock Incentive Plan made during Fiscal 2005 to the Named Executive Officers.

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal 2005	Exercise Price (Per Share)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
K.C. Dahlberg	30,000 30,000	* *	$36.52 $37.34	3/7/09 5/18/09	$302,694 $309,491	$668,875 $683,893
D.P. Andrews	100,000(4)	1.4%	$36.52	4/1/09	$1,008,980	$2,229,583
W.A. Roper, Jr.	60,000(4)	*	$36.52	4/1/09	$605,388	$1,337,750
T.E. Darcy	75,000(4)	1.0%	$36.52	4/1/09	$756,735	$1,672,187
J.H. Warner, Jr.	50,000(4)	*	$36.52	4/1/09	$504,490	$1,114,791

*	Less than 1% of the total options granted to employees in Fiscal 2005.

(1)	All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “Continued Vesting on Vesting Stock and Options for Retirees” for rights to continued vesting after retirement for certain holders.

(2)	The exercise price is equal to the stock price of the Class A common stock on the date of grant.

(3)	The potential realizable value is based on an assumption that the Formula Price of the Class A common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the 5-year option term. These values are calculated based on the regulations promulgated by the Securities and Exchange Commission and should not be viewed in any way as an estimate or forecast of the future performance of the Class A common stock. There can be no assurance that (i) the values realized upon the exercise of the stock options will be at or near the potential realizable values listed in this table, (ii) the Class A common stock will in the future provide returns comparable to historical returns or (iii) the Formula Price will not decline.

(4)	Although the listed grants of options were made during Fiscal 2005, such grants relate to the individual’s service for the fiscal year ended January 31, 2004.

Option Exercises and Fiscal Year-End Values

The following table sets forth information regarding the exercise of options during Fiscal 2005 and unexercised options to purchase Class A common stock granted during Fiscal 2005 and prior years under the Company’s 1998 Stock Option Plan and 1999 Stock Incentive Plan to the Named Executive Officers and held by them at January 31, 2005.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Value

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at January 31, 2005		Value of Unexercised In-the-Money Options at January 31, 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
K.C. Dahlberg	0	N/A	45,000	240,000	$394,200	$1,794,000
D.P. Andrews	60,000	$1,143,900	215,000	260,000	$2,529,450	$1,964,800
W.A. Roper, Jr.	45,000	$857,925	243,000	222,000	$2,908,290	$1,835,760
T.E. Darcy	0	N/A	217,921	201,438	$2,179,157	$1,537,743
J.H. Warner, Jr.	60,000	$733,200	66,000	144,000	$610,710	$1,119,140

(1)	Based on the Formula Price of the Class A common stock as of such date less the exercise price of such options.

Employment Agreements

The Company and K. C. Dahlberg are parties to two letter agreements both of which are dated October 3, 2003 (“Dahlberg Letter Agreements”) pursuant to which Mr. Dahlberg serves as Chief Executive Officer of the Company. The Dahlberg Letter Agreements provide that Mr. Dahlberg will receive (i) a base salary of $1,000,000 per year, (ii) a short-term performance bonus for Fiscal Year 2004 of $1,000,000 with the potential for up to $1,500,000 for extraordinary performance, which bonus will be payable in cash and fully vested SAIC Class A Common Stock, (iii) a cash sign-on bonus of $660,000, (iv) an award of 104,919 shares of SAIC’s vesting Class A Common Stock, (v) an award of a vesting option to purchase up to 225,000 shares of SAIC Class A Common Stock, (vi) reimbursement of expenses incurred in connection with the relocation of Mr. Dahlberg and his family to the Company’s principal place of business, (vii) a gross up to Mr. Dahlberg’s salary to cover the federal, state and local income and employment tax liability on the relocation benefits provided by the Company, (viii) a country club membership, (ix) first class seating for business travel, (x) up to $10,000 for financial planning and/or tax preparation within the first two years of employment and (xi) disability insurance. The number of vesting shares actually issued to Mr. Dahlberg was reduced by mutual agreement because of an adjustment to the benefits Mr. Dahlberg forfeited upon his resignation from his former employer. In addition, the Dahlberg Letter Agreements provide that Mr. Dahlberg’s long-term bonus for Fiscal Year 2005 will be awarded in the form of a vesting option to purchase shares and that the number of option shares granted at target for Fiscal Year 2005 would be equal to $5,300,000 divided by the Formula Price in effect when the option is granted. The Dahlberg Letter Agreements provide that in the event Mr. Dahlberg’s employment is involuntarily terminated by the Company during the first three years for reasons other than cause, the Company would continue Mr. Dahlberg’s base salary, target short-term bonus and benefits for the balance of that period. In order to receive these severance benefits, Mr. Dahlberg would be required to sign a release and a non-compete/non-solicitation agreement. At the end of the period, Mr. Dahlberg would be provided with at least two years of non-paid consulting status. For purposes of the Dahlberg Letter Agreements, “cause” is defined as “(i) a willful failure to substantially perform your duties, (ii) gross misconduct or (iii) conviction of a felony.”

Directors’ Compensation

All non-employee directors are paid an annual retainer of $25,000 and the Chair of a committee of the Board is paid an additional annual retainer of $10,000, except for the Chair of the Audit Committee who is paid an additional annual retainer of $12,500. The Lead Director is also paid an additional annual retainer of $2,500. Non-employee directors also receive $1,500 for each meeting of the Board of Directors and $2,000 for each meeting of a committee on which they serve and are reimbursed for expenses incurred while attending meetings or otherwise performing services as a director of the Company. The Directors are eligible to defer their fees into the Company’s Keystaff Deferral Plan and Key Executive Stock Deferral Plan. In addition, a stock bonus of 1,000 shares of Class A common stock will be offered to independent director nominees as an inducement to join the Board.

Directors are eligible to receive stock options under the Company’s 1999 Stock Incentive Plan. For services rendered as a Director during Fiscal 2005, W.H. Demisch, J.A. Drummond, A.K. Jones, H.M.J. Kraemer, Jr., C.B. Malone, E.J. Sanderson, Jr. and A.T. Young each received options to purchase 12,000 shares of Class A common stock at $42.27 per share (which was the stock price on the date of grant). All such options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. See “Continued Vesting on Vesting Stock and Options for Retirees” for rights to continued vesting after retirement for certain holders.

W.A. Downing, a Director of the Company, is a consulting employee of the Company and receives compensation at a fixed hourly rate in addition to the annual retainer and meeting fees. In Fiscal 2005, W.A. Downing received $332,500 of compensation pursuant to these arrangements, but was not eligible for and did not receive the benefits generally available to full-time employees of the Company.

See “Certain Relationships and Related Transactions” for information with respect to transactions between the Company and certain persons related to or entities in which certain Directors of the Company may be deemed to have an interest.

Continued Vesting on Vesting Stock and Options for Retirees

Certain qualifying retirees may continue holding and vesting in their vesting stock (including units of vesting stock held in the Key Executive Stock Deferral Plan) and stock options after retirement, if they have held such securities for at least 12 months prior to retirement. Qualifying retirement is defined as terminating service with the Company (i) after age 59 1/2 with at least ten years of service with the Company, (ii) after age 59 1/2 when age at termination plus years of service with the Company equals at least 70 or (iii) after reaching the applicable mandatory retirement age regardless of their length of service with the Company for Section 16 Officers and

Directors. The Company will have the right to terminate this continued vesting in certain circumstances. The Company will have the right to repurchase shares held by retirees after their options are exercised and/or their shares are fully vested. If a retiree is a participant in the Company’s Alumni Program (a program for eligible retirees where the Company will have no repurchase right on their shares during the first five years after termination, but would have the right to repurchase the shares during the second five years on an established schedule with the ability to accelerate the repurchase during the second five years), the Company will have the right to repurchase shares held by the retiree upon the termination of the retiree’s participation in the Alumni Program. This policy change will be implemented for all unvested stock and options awarded after July 1, 2004. However, for Section 16 Officers and Directors retiring after reaching mandatory retirement age, this policy change will apply to all unvested stock and options held by them, regardless of when the vesting stock and options were awarded. See “Retirement Policies.” The Compensation Committee of the Board will have oversight over the treatment of any unvested stock and options granted to retiring Section 16 Officers prior to this policy change.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee consists exclusively of non-employee, independent directors, and is responsible for establishing and administering the programs that govern the compensation and benefits for the executive officers of the Company, including the five executive officers named in this proxy statement.

Employee Ownership Philosophy and Compensation Policy

Since its inception, the Company has been an employee-owned corporation based upon the philosophy that “those who contribute to the Company should own it, and ownership should be commensurate with that contribution and performance as much as feasible.” The Company’s compensation policies, plans and programs seek to implement this employee ownership philosophy by closely aligning the financial interest of the Company’s employees, including executive officers, with the financial interest of its stockholders.

Consistent with this philosophy, the compensation policy of the Company, which is endorsed by the Compensation Committee, is that a substantial portion of the total compensation of executive officers be related to and contingent upon their individual contribution and performance, the performance of business units under their management and the performance of the Company as a whole. In this way, the Company seeks to encourage continuing focus on increasing the Company’s revenue, profitability and stockholder value, while at the same time motivating its executive officers to perform to the fullest extent of their abilities.

Methodology

As members of the Compensation Committee, it is our responsibility to determine the compensation of the Chief Executive Officer and to review and approve the compensation of the other executive officers named pursuant to Section 16 of the Securities Exchange Act of 1934. These determinations are made in light of individual, corporate and business unit performance, the performance of our competitors and other similar businesses and relevant market compensation data. To assist the Compensation Committee in carrying out these responsibilities, Mellon Human Resources & Investor Solutions, an executive compensation consulting firm (“Mellon”), was retained by the Compensation Committee to review the compensation paid to the Company’s Chief Executive Officer and the four other highest paid executive officers of the Company during the fiscal year ended January 31, 2005 (“Fiscal 2005”) and to provide a competitive assessment of the various components of such compensation.

We analyzed the Company’s compensation practices, guided by three key principles:

1.	Performance-based: Compensation levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the year.
•	Operating cash flow, segment operating income after tax (SOIAT), earnings before interest, taxes, depreciation and amortization (EBITDA), revenues and contract awards are key performance measures considered in making compensation decisions.
2.	Stockholder-aligned: Equity should be awarded as a significant component of incentive compensation.
•	Equity awards have historically comprised a significant portion of incentive compensation awarded to the Chief Executive Officer and the other executive officers.
•	The Company’s Stock Ownership Guidelines align executive officer and management interests with those of stockholders by promoting increased stock ownership.
3.	Fair: Compensation levels should be perceived as fair, both internally and externally.
•	Compensation levels are compared to those of the Company’s peers.
•	Competitive pay levels are considered in the context of an evaluation of Company and business unit results relative to the results of the Company’s peers.
•	Executive compensation is compared to other compensation levels within the Company to ensure that appropriate internal equitable relationships are achieved.

Components of Executive Compensation

Base Salary - The Company has continued to set the annual base salaries of its executive officers at competitive levels and continues to cause a significant portion of an executive officer’s compensation to consist of annual and longer-term incentive compensation which are variable and closely tied to corporate, business unit and individual performance. For Fiscal 2005, more than half of the executive officers’ total compensation was paid as incentive compensation. As a result, much of an executive officer’s total compensation was “at risk” and dependent on performance during the prior fiscal year.

Incentive Compensation - An executive officer’s incentive compensation may consist of cash, fully vested stock, vesting stock, options, stock units or a combination of these components. Generally, an annual bonus is given after the end of the fiscal year based on individual, corporate and business unit performance for such fiscal year and an executive officer’s respective responsibilities, strategic and operational goals and levels of historic and anticipated performance. By awarding bonuses of vesting stock and vesting stock options, the Company seeks to encourage individuals to remain with the Company and continue to focus on the long-term technical and financial performance of the Company and on increasing stockholder value. Further, the exercise price of all stock options granted is equal to the stock price of the Class A common stock on the date of grant. Therefore, such options only have value to the extent that the stock price of the Company’s Class A common stock increases during the term of the stock option.

Personal Benefits - The Company does not provide substantial personal benefits to its executive officers that are not available to other employees. We do not have programs for providing personal-benefit perquisites to executive officers, such as company cars, permanent lodging or defraying the cost of personal entertainment or family travel (except for a country club membership provided to our Chief Executive Officer and two other executive officers, as disclosed in our proxy statement). Our health care and other insurance programs are the same for all eligible employees, including officers. Our loan programs, although modest in nature, are not available to executive officers. There are no outstanding loans by the Company to executive officers, and since 2002, federal law has prohibited any new company loans to executive officers.

Company Performance

In evaluating the performance and establishing the incentive compensation of the Chief Executive Officer and the Company’s other executive officers, the Compensation Committee recognized that the Company exceeded the performance objectives in four of the five key performance objectives. During the past fiscal year, the Company continued to sustain and grow its revenue and profitability. It exceeded its planned objectives in the areas of revenue, operating cash flow, contract awards and Segment Operating Income After Tax (SOIAT). The Company achieved 98% of its EBITDA objective. In analyzing the Company’s performance, the Committee observed that management had initiated substantial long-term investments in the Company’s employees and infrastructure that reduced short-term profitability but were designed to enhance the long-term value of the Company.

Chief Executive Officer Compensation

Mr. Dahlberg serves as the Company’s Chief Executive Officer and receives an annual base salary of $1,000,000 pursuant to an employment agreement. Mellon has concluded that Mr. Dahlberg’s base salary is competitive with the market median in its compensation survey database for chief executive officers for comparable companies of similar size.

Mr. Dahlberg received a short-term incentive bonus of $1,500,000 for Fiscal Year 2005 consisting of $1,094,500 in cash and 10,000 shares of fully vested SAIC Class A common stock having a market value on the date of grant of $405,500. Mr. Dahlberg’s FY05 short-term incentive target was $1,250,000 as established by the Compensation Committee at its meeting in March 2004. Mr. Dahlberg also received a long-term incentive bonus of 7,398 vesting shares of SAIC Class A common stock having a market value on the date of grant of $299,989 and an option to purchase 200,000 shares at an exercise price of $40.55 per share. The vesting stock bonus and options both vest at the rate of 20%, 20%, 20% and 40% on the first, second, third and fourth anniversaries of the grant date.

The Compensation Committee believes that Mr. Dahlberg’s incentive compensation was well warranted in that he exceeded the expectations of the Board in virtually all areas. During fiscal year 2005, Mr. Dahlberg demonstrated strong leadership, high integrity and ethical behavior, achieved excellent financial performance (106% of planned performance) and established a well formulated strategic business plan.

Executive Officer Compensation Review

Mellon has reviewed the compensation for each of the other four highest paid executive officers of the Company during its last fiscal year and has reported to the Compensation Committee that, based on industry survey data collected by Mellon, the compensation of these executive officers was within an acceptable range of competitive market levels for individuals with comparable duties and responsibilities.

Deductibility of Compensation under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to the chief executive officer and the other four highest paid executive officers. In order to maintain maximum tax deductibility of executive compensation, the Company obtained stockholder approval of the 1999 Stock Incentive Plan and the amendment and restatement of the 1984 Bonus Compensation Plan. The Compensation Committee will continue to monitor compensation programs in light of Section 162(m); however, the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and its stockholders.

Stock Ownership Guidelines

The Company’s general philosophy is to encourage employees to have significant stockholdings in the Company so that they have sufficient economic incentive to maximize the Company’s long-term performance and stock value. Under the Company’s stock ownership guidelines for its officers, all officers are expected to acquire and maintain stockholdings in the Company in amounts expressed as a multiple of base salary. The guidelines provide for various window periods within which the stock ownership levels are to be achieved. These guidelines establish a clear link between stock ownership, long-term strategic thinking and compensation programs that are tied to corporate performance and the interests of the stockholders.

Conclusion

The Committee believes that the caliber and motivation of all our employees, and especially our executive leadership, are essential to the Company’s performance. We also believe that the compensation policies, plans and programs the Company has implemented have encouraged management to increase its focus on the long-term financial performance of the Company and contributed to achieving the Company’s technical and financial success. We will continue to evolve and administer the Company’s compensation programs in a manner that we believe will be in stockholders’ interests.

E.J. Sanderson, Jr. (Chair)

W.H. Demisch

A.K. Jones

March 29, 2005

Stockholder Return Performance Presentation

Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Class A common stock against the cumulative total return of the Standard & Poor’s 500 Composite Stock Index and the cumulative total return of the Goldman Sachs Technology Services Index for the five (5) fiscal years ending January 31, 2005. The comparison of total return shows the change in year-end stock price, assuming the immediate reinvestment of all dividends for each of the periods.

Comparison of Five-Year Cumulative Total Return—SAIC Class A Common Stock vs. S&P 500 and Goldman Sachs Technology Services Index

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in providing oversight of: (i) the integrity of the Company’s financial statements, including the financial reporting process, system of internal control and audit process, (ii) compliance by the Company with legal and regulatory requirements, (iii) the registered public accountant’s qualifications and independence, (iv) the performance of the Company’s internal audit function and registered public accountants and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for the preparation and certification of the Company’s financial statements and that the registered public accountants are responsible for auditing those financial statements. Additionally, the Sarbanes-Oxley Act recognizes that financial management, including the internal audit staff, and the registered public accountants, have more time, knowledge, and detailed information on the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the registered public accountant’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. As set forth in more detail in the Audit Committee Charter which is attached to the Company’s proxy statement as Annex I, the Audit Committee’s primary responsibilities fall into the following categories.

•	Internal Controls and Disclosure Controls – review and make recommendations on the internal control assessment performed by management and the report and attestation of the registered public accountants on management’s assessment of internal controls; review the internal control assessment with the registered public accountant, the internal auditor, and management; review the disclosure controls and procedures of the Company designed to ensure timely collection and evaluation of information required to be disclosed in the Company’s filings with the Securities and Exchange Commission or posted on the Company’s website and review the registered public accountant’s procedures and management of the audit relating to internal control.
•	Independent Audit – Retain the registered public accountant to audit the Company’s consolidated financial statements, preapprove the compensation and fees to be paid to the registered public accountant, preapprove all audit and non-audit services to be performed by the registered public accountant in advance and evaluate the qualifications, performance and independence of the registered public accountant; ensure the objectivity of the registered public accountant by reviewing and discussing with the registered public accountant all significant relationships which the auditor has with the Company and its affiliates; review the proposed audit scope and procedures to be utilized and obtain and review a post audit report from the registered public accountant.
•	Internal Audit – Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three year internal audit plan; receive periodic summaries of findings from completed internal audits and the status of major audits in process and receive timely notification of any issues or concerns identified during the course of internal audits.
•	Financial Reporting – Review with management and the registered public accountant the Company’s annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q; discuss with the registered public accountant the auditor’s judgments about the quality and not just the acceptability of accounting principles used to prepare the Company’s consolidated financial statements and discuss earnings press releases, as well as financial information and earnings guidance, provided to analysts and rating agencies.

•	Ethical and Legal Compliance – Review the effectiveness of the Company’s system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); review and monitor compliance with the code of ethics for senior financial officers and the chief executive officer; review the code of ethical conduct and reporting applicable to the Company’s in-house and outside attorneys and receive, evaluate and handle any complaints submitted to or reported to the Audit Committee.
•	Other Responsibilities – Discuss and evaluate the Company’s policies regarding internal controls and financial reporting risk assessment and mitigation and review the Company’s litigation, government investigation and legal compliance matters for the purpose of determining the adequacy and appropriateness of the Company’s financial reserves and control processes.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	met with the internal auditor and/or the registered public accountant to discuss any matters that the auditors or the Committee believed should be discussed privately without members of management present;
•	met with management of the Company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor and/or the registered public accountant present;
•	reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditors, the audited consolidated financial statements for the fiscal year ended January 31, 2005;
•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Accounting Standards No. 61 (Communication with Audit Committees) and
•	received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 for filing with the Securities and Exchange Commission.

C.B. Malone (Chairperson)

W.H. Demisch

J.A. Drummond

A.K. Jones

H.M.J. Kraemer, Jr.

April 26, 2005

AUDIT MATTERS

Independent Auditors

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as its independent auditors for the audit of the Company’s financial statements for the fiscal year ending January 31, 2006. Representatives of Deloitte & Touche LLP will be at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

Aggregate fees billed to the Company for the fiscal years ended January 31, 2005 and January 31, 2004 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”):

	2005	2004
Audit Fees (a)	$3,339,000	$2,644,000
Audit-Related Fees (b)	1,889,000	320,000
Tax Fees (c)	499,000	652,000
All Other Fees	—	—
Total Fees	$5,727,000	$3,616,000

(a)	Audit fees include audit of consolidated financial statements, required statutory audits, quarterly reviews and consents related to SEC filings.

(b)	Includes fees for consultation and planning related to the Company’s Sarbanes-Oxley 404-readiness activities of $130,000 and $92,000 for the years ended January 31, 2005 and 2004, respectively, audits of employee benefit plans of $218,000 and $127,000, for the years ended January 31, 2005 and 2004, respectively, accounting consultation of $17,000 and $14,000, for the years ended January 31, 2005 and 2004, respectively, other stand alone audits of $170,000 and $87,000 for the years ended January 31, 2005 and 2004, respectively, and a three year stand alone audit, review of interim result and issuance of comfort letter in connection with an offering memorandum issued by the buyer in connection with the sale of the Telcordia business of $1,291,000 for the year ended January 31, 2005.

(c)	Represents fees for tax services related to preparation and/or review of various statutory tax filings including U.S., foreign, state, benefit plans and other including research and discussions related to tax compliance matters.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the registered public accountant in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee; provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. 100% of Audit, Audit-Related and Tax Fees were pre-approved by one of these means.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Class A Common Stock

To the best of the Company’s knowledge, as of the Record Date, no person (other than Vanguard Fiduciary Trust Company (“Vanguard”) in its capacity as trustee of the Retirement Plans) beneficially owned more than 5% of the outstanding shares of Class A common stock. The following table sets forth, as of the Record Date, to the best of the Company’s knowledge, the number of shares of Class A common stock beneficially owned by each Director, each nominee for Director, the Named Executive Officers and all executive officers and Directors as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

D.P. Andrews	406,489	*
K.C. Dahlberg	87,434	*
T.E. Darcy	297,905	*
W.H. Demisch	132,509	*
W.E. Downing	66,589	*
J.A. Drummond	3,400	*
D.H. Foley	171,851	*
J.E. Glancy	399,908	*
J.J. Hamre	0	*
A.K. Jones	58,724	*
H.M.J. Kraemer, Jr.	71,561	*
C.B. Malone	110,618	*
W.A. Roper, Jr.	264,640	*
E.J. Sanderson, Jr.	8,837	*
J.P. Walkush	269,514	*
J.H. Warner, Jr.	350,066	*
A.T. Young	51,921	*
Vanguard Fiduciary Trust Company, as trustee 400 Vanguard Boulevard Malvern, PA 19355	78,231,669	44.8%(3)
All executive officers and Directors as a group (23 persons)	3,810,076	2.2%(4)

*	Less than 1% of the outstanding shares of Class A common stock and less than 1% of the voting power of the Common Stock.

(1)

The beneficial ownership depicted in the table includes: (i) the approximate number of shares allocated to the account of the individual by the Trustee of the Company’s ESRP and 401(k) Profit Sharing Plan as follows: D.P. Andrews (15,195 shares), K.C. Dahlberg (434 shares), T.E. Darcy (587 shares), W.E. Downing (2,913 shares), D.H. Foley (9,869 shares), J.E. Glancy (83,557 shares), W.A. Roper, Jr. (23,640 shares), J.P. Walkush (23,660 shares), J.H. Warner, Jr. (110,598 shares) and all executive officers and Directors as a group (379,435 shares); (ii) shares subject to options exercisable within 60 days following the Record Date as follows: D.P. Andrews (210,000 shares), K.C. Dahlberg (57,000 shares), T.E. Darcy (274,334 shares), W.H. Demisch (25,200 shares), W.E. Downing (10,800 shares), J.A. Drummond (2,400 shares), D.H. Foley (135,000 shares), J.E. Glancy (30,000 shares), A.K. Jones

(25,200 shares), H.M.J. Kraemer, Jr. (25,200 shares), C.B. Malone (25,200 shares), W.A. Roper, Jr. (216,000 shares), E.J. Sanderson, Jr. (6,000 shares), J.P. Walkush (74,000 shares), J.H. Warner, Jr. (119,000 shares), A.T. Young (25,200 shares) and all executive officers and Directors as a group (1,660,534 shares); (iii) shares held by spouses, minor children or other relatives sharing a household with the individual as follows: all executive officers and Directors as a group (5,900 shares) and (iv) shares held by certain trusts established by the individual as follows: W.H. Demisch (93,309 shares), W.E. Downing (49,889 shares), J.E. Glancy (286,351 shares), C.B. Malone (85,418 shares), J.H. Warner, Jr. (117,106 shares) and all executive officers and Directors as a group (925,981 shares). The beneficial ownership depicted in the table does not include the following shares held in a rabbi trust in the form of share units for the account of the individual in the Key Executive Stock Deferral Plan or the Management Stock Compensation, which shares are not deemed to be beneficially owned by the individual as follows: D.P. Andrews (39,091 shares), K.C. Dahlberg (91,943 shares), T.E. Darcy (22,624 shares), W.H. Demisch (20,256 shares), J.A. Drummond (1,404 shares), D.H. Foley (14,511 shares), J.E. Glancy (63,330 shares), A.K. Jones (352 shares), H.M.J. Kraemer, Jr. (16,459 shares), W.A. Roper, Jr. (182,403 shares), J.P Walkush (46,492 shares), J.H. Warner, Jr. (43,837 shares), A.T Young (27,097 shares) and all executive officers and Directors as a group (665,536 shares).

(2)	Based on 174,753,404 shares of Class A common stock outstanding as of the Record Date.

(3)	At the Record Date, Vanguard, as Trustee for the Retirement Plans, beneficially owned the following percentage of the outstanding shares of Class A common stock and Class B common stock and voting power of the common stock under the following plans for the benefit of plan participants: ESRP: 27.0% Class A common stock, 7.1% Class B common stock and 26.5% of the voting power of the Common Stock; 401(k) Profit Sharing Plan: 14.2% Class A common stock and 13.8% of the voting power of the Common Stock; Telcordia Plan: 3.2% Class A common stock and 3.1% of the voting power of the Common Stock and AMSEC Plan: 0.5% Class A common stock and 0.4% of the voting power of the Common Stock. The shares beneficially owned by Vanguard are also included in the amounts held by individuals and the group set forth in this table.

(4)	Represents 2.1% of the voting power of the Common Stock.

Class B Common Stock

The following table sets forth, as of the Record Date, to the best of the Company’s knowledge, those persons who were beneficial owners of 5% or more of the outstanding shares of Class B common stock. None of the Directors, nominees for Director, the Named Executive Officers or executive officers of the Company own any shares of Class B common stock.

Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership	Percent of Class(1)

J.L. Griggs, Jr. 1516 Sagebrush Trail, S.E. Albuquerque, NM 87123	20,267(2)	9.4%(3)

Vanguard Fiduciary Trust Company, as trustee 400 Vanguard Boulevard Malvern, PA 19355	15,385(4)	7.1%(3)

(1)	Based on 216,593 shares of Class B common stock outstanding as of the Record Date.

(2)	Includes 803 shares held for the account of the individual by the Trustee of the Company’s ESRP.

(3)	Less than 1% of the voting power of the Common Stock.

(4)	Represents shares of Class B common stock beneficially owned by Vanguard in its capacity as Trustee for the ESRP. Vanguard’s total ownership of Common Stock is set forth in Note (3) to the previous table above.

OTHER INFORMATION

Certain Relationships and Related Transactions

In conjunction with the retirement of J.R. Beyster from the Board of Directors, in Fiscal 2005, the Company made a $4 million cash donation in the name of J.R. Beyster, former Chairman of the Board, Chief Executive Officer and President of the Company, to the UC San Diego Foundation for the benefit of the Beyster Institute, a part of the Rady School of Management at the University of California, San Diego. The Beyster Institute at the Rady School of Management engages in teaching, research, public education and outreach related to advancing and encouraging others in the field of employee ownership and entrepreneurship. The Beyster Institute was previously a part of the Foundation for Enterprise Development, a non-profit organization established by J.R. Beyster, which is engaged in a broad range of research and education activities (the “Foundation”). In addition, in Fiscal 2005, the Company donated $150,000 in cash to the Foundation and committed to donate $150,000 per year for four more years. J.R. Beyster is the President and a member of the Board of Trustees of the Foundation and M.A. Walkush, sister of J.P. Walkush, an Executive Vice President and a Director of the Company, and a consulting employee of the Company, is a consultant and a Senior Fellow for the Foundation.

On July 9, 2004, the Company and J.R. Beyster entered into a letter agreement in conjunction with J.R. Beyster’s retirement from the Board of Directors. Pursuant to this letter, in Fiscal 2005, the Company (i) paid J.R. Beyster $104,000 as compensation for providing consulting services, (ii) provided J.R. Beyster and his spouse with medical, dental, vision and life insurance benefits equivalent to those generally provided to employees of the Company, (iii) transferred ownership of the company car utilized by J.R. Beyster and (iv) provided certain other benefits to J.R. Beyster and his spouse.

J.R. Beyster, as Trustee of the Beyster Family Trust, entered into a Rule 10b5-1 trading plan with Bull, Inc., a wholly-owned broker-dealer subsidiary of the Company. The Rule 10b5-1 trading plan, dated June 15, 2004, directed Bull, Inc. to sell on behalf of the Beyster Family Trust 190,639 shares of SAIC Class A common stock in SAIC’s limited market in the July 2004 trade and 190,639 shares of SAIC Class A common stock in SAIC’s limited market in the October 2004 trade, provided the sale price was at or above $25.00 per share. Pursuant to this trading plan, the Beyster Family Trust sold 190,639 shares of SAIC Class A common stock in SAIC’s limited market in the July 2004 trade and 190,639 shares of SAIC Class A common stock in SAIC’s limited market in the October 2004 trade.

D.M. Albero, son of C.M. Albero, Group President and Chairman of the Board of AMSEC LLC, is an employee of AMSEC LLC. For services rendered during Fiscal 2005, D.M. Albero received a salary of $103,061, a cash bonus of $8,000 and 65 vesting shares of Class A common stock which had a market value on the date of grant of $2,479. Such vesting shares of Class A common stock vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. D.M. Albero is a Senior Consulting Analyst.

J.F. Beyster, son of J.R. Beyster, is an employee of the Company. For services rendered during Fiscal 2005, J.F. Beyster received a salary of $70,162. J.F. Beyster is a Mechanical Engineer.

M.A. Beyster, daughter of J.R. Beyster, is an employee of the Company. For services rendered during Fiscal 2005, M.A. Beyster received a salary of $146,332 and a cash bonus of $9,000. M.A. Beyster is a Business Development Manager in the Company’s Life Science Office developing business in pharmaceutical and biotechnology firms.

B.D. Rockwood, son of Stephen D. Rockwood, former Executive Vice President and Chief Technology Officer and Director of the Company, is an employee of the Company. For services rendered during Fiscal 2005, B.D. Rockwood received a salary of $185,000, a cash bonus of $14,000, 148 shares of Class A common stock which had a market value on the date of grant of $6,001, 123 vesting shares of Class A common stock which had a market value on the date of grant of $4,988 and options to acquire 1,250 shares of Class A common stock at $40.55 per share (which was the stock price on the date of grant). Such vesting shares of Class A common stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. B.D. Rockwood is a Director of Business Operations in the Security and Transportation Technology business unit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder require the Company’s Directors and executive officers to file reports of their ownership and changes in ownership of Class A common stock with the Securities and Exchange Commission. Personnel of the Company generally prepare and file these reports on the basis of information obtained from each Director and officer and pursuant to a Power of Attorney. Based on such information provided to the Company, the Company believes that all reports required by Section 16(a) of the Securities Exchange Act of 1934 to be filed by its Directors and executive officers during the last fiscal year were filed on time, except that a report covering one transaction for C.M. Albero was filed five days late as a result of an administrative error.

Stockholder Proposals for the 2006 Annual Meeting

Any stockholder proposals intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company no later than January 13, 2006 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. In addition, Section 2.07 of the Company’s Bylaws provides that in order for a stockholder to propose any matter for consideration at an annual meeting of the Company (other than by inclusion in the Company’s Proxy Statement), such stockholder must have given timely prior written notice to the Secretary of the Company of his or her intention to bring such business before the meeting. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting (or if fewer than 65 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the 15th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). Such notice must contain certain information, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing such business, the class and number of shares of Common Stock beneficially owned by such stockholder and any material interest of such stockholder in the business so proposed.

Annual Report On Form 10-K

The Company will provide without charge to any stockholder, upon written or oral request, a copy of its Annual Report on Form 10-K for the year ended January 31, 2005 (without exhibits) as filed with the Securities and Exchange Commission, within one business day of such request. Requests should be directed to Science Applications International Corporation, 10260 Campus Point Drive, San Diego, California 92121, Attention: Secretary, 1-858-826-6000.

By Order of the Board of Directors

D.E. Scott

Senior Vice President,

General Counsel and Secretary

May 12, 2005

ANNEX I

AUDIT COMMITTEE CHARTER

Statement of Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Science Applications International Corporation (“SAIC” or the “Company”) is to assist the Board in providing oversight of: (i) the integrity of the Company’s financial statements, including the financial reporting process, system of internal control and audit process; (ii) compliance by the Company with legal and regulatory requirements; (iii) the registered public accountant’s qualifications and independence; (iv) the performance of the Company’s internal audit function and registered public accountant; and (v) financial reporting risk assessment and mitigation. In performing its duties, the Committee will maintain effective working relationships with and open communication between the Board, management, the internal auditors and registered public accountant.

Composition, Membership and Operation

1.         Composition of Committee. The Committee will be composed of three or more directors, none of whom may (i) as determined by the Board of Directors, have any relationship to SAIC that may interfere with the exercise of his or her “independence” from management and the Company, as such term is defined in the Company’s Corporate Governance Guidelines; (ii) accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a director or member of the Audit or other Board committee; or (iii) be an affiliated person of the Company other than in his or her capacity as a director or member of the Audit or other Board committee. All members of the Committee will be financially literate, or will become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee will be a “financial expert,” as such term is interpreted under the rules of the Securities and Exchange Commission. Members of the Committee, including the Committee Chair, shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors have been duly elected and qualified.

2.          Operation of Committee. A majority of the members of the Committee shall constitute a quorum for doing business. All actions of the Committee shall be taken by a majority vote of the members of the Committee present at a meeting at which a quorum is present or by unanimous written consent. The Committee Chair shall be responsible for leadership of the Committee, including preparation of meeting agendas.

3.          Meetings. The Committee will have regularly scheduled meetings each year, with additional meetings to be held as circumstances require. The Committee will keep minutes of its meetings, and the Committee Chair will regularly report to the Board on its activities, making recommendations as appropriate.

Duties and Responsibilities

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for the preparation and certification of the Company’s financial statements and that the registered public accountants are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff, and the registered public accountants, have more time, knowledge, and detailed information on the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the registered public accountant’s work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1.	Internal Controls and Disclosure Controls

•	Review and provide feedback as deemed appropriate on (i) the internal control assessment performed by management for inclusion in the Company’s annual report with respect to quality, adequacy, and effectiveness of the Company’s internal control structure and procedures for financial reporting; and (ii) the report and attestation of the registered public accountants on management’s assessment of internal controls.

•	Review the internal control assessment with the registered public accountant, the internal auditor, and management, including all significant deficiencies and material weaknesses in the design or operation of internal controls and any fraud involving management or others with a significant role in the internal controls; receive recommendations for the improvement of such controls, review whether any such previously approved recommendations have been implemented and any other significant changes in internal controls made since the last evaluation.

•	Review the disclosure controls and procedures of the Company designed to ensure timely collection and evaluation of information required to be disclosed in the Company’s filings with the Securities and Exchange Commission or posted on the Company’s website.

•	Review the registered public accountant’s procedures and management of the audit relating to internal control.

2.	Independent Audit

•	Retain the registered public accountant to audit the Company’s consolidated financial statements, preapprove the compensation and fees to be paid to the registered public accountant, preapprove all audit and non-audit services to be performed by the registered public accountant in advance and evaluate the qualifications, performance and independence of the registered public accountant. The Committee shall have sole authority and responsibility to select, evaluate, and, where appropriate, replace the registered public accountant and/or the lead audit partner, and the registered public accountant shall be ultimately accountable to the Committee. The Committee Chair shall have authority to preapprove audit and non-audit services as necessary between regular meetings of the Committee; provided that any such services so preapproved shall be disclosed to the full Committee at its next scheduled meeting.

•

Ensure the objectivity of the registered public accountant by reviewing and discussing with the registered public accountant all significant relationships which the auditor has with the Company and its affiliates, including: (i) requesting, receiving, and reviewing, on an annual basis, a formal written statement from the registered public accountant under Independence Standards Board Standard No. 1 that (a) delineates all relationships which may reasonably be thought to bear on the independence of the registered public accountant with respect to the Company in accordance with professional standards governing such independence; (b) any material issues raised by the most recent internal quality-control procedures, (c) any material issues raised by the most recent internal or peer quality control review of the registered public accountant, and (d) any inquiry or investigation by governmental or professional authorities within the last five years respecting one or more independent audits carried out by the firm, and any actions taken to address such issues; (ii) discussing with the registered public accountant any disclosed relationships or services that may impact the objectivity and independence of the registered public accountant; (iii) taking appropriate action in response to the registered public accountant’s report; and (iv) establishing clear policies regarding the employment of current or former employees of the registered public accountant.

•	Meet separately and on a periodic basis with the registered public accountant and management to review the proposed audit scope and procedures to be utilized.

•	At the conclusion of each annual audit, (i) review with the registered public accountant any audit problems or difficulties and management’s response, (ii) review such matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards, and (iii) other comments or recommendations made by the registered public accountant.

•	The registered public accountant’s post-audit report to the Committee should contain discussion of (i) all critical accounting policies and practices to be used; (ii) each alternative treatment of financial information within generally accepted accounting principles that has been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accountant; and (iii) other material written communications between the registered public accountant and management.

3.	Internal Audit

•	Review the qualifications, organizational structure and performance of the internal audit function and give prior approval to any decision to appoint, replace, reassign, or dismiss the Director of the Company’s Internal Audit Department. The Committee, through its Chair, shall also be required to concur in the total compensation being provided to the Director of the Internal Audit Department and sign off on his/her annual performance appraisal.

•	Review and approve the three year audit plan of the Internal Audit Department (the “internal audit plan”), which plan should be designed to systematically focus on the Company’s risks and vulnerabilities.

•	Review and update on an annual basis the internal audit plan, including the independence and authority of the internal auditor’s reporting obligations, the adequacy of internal audit resources, and the coordination and completeness of coverage between the internal auditors and registered public accountants.

•	Receive periodic summaries of findings from completed internal audits and, as appropriate, the status of major audits in process. Receive progress reports on the completion of the current year’s internal audit plan, including explanations for any significant deviations from the plan.

•	Receive timely notification of any issues or concerns identified during the course of internal audits.

•	Meet separately and on a periodic basis with the Company’s internal auditors.

4.	Financial Reporting

•	Review with management and the registered public accountant the Company’s consolidated financial statements that will be contained in its Annual Report to Shareholders and Form 10-K, including the disclosures under “Managements Discussion and Analysis of Financial Condition and Results of Operations,” and whether the registered public accountant has opined on the disclosure and content of the financial statements. Based on such review, recommend to the Board, in a written report to be included in the Company’s proxy statement, whether the consolidated financial statements of the Company be included in its Annual Report on Form 10-K.

•	Review with management, the registered public accountant, and the internal auditor the quarterly consolidated financial statements of the Company, including the disclosures under “Managements Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the registered public accountant’s review of those statements. This review shall occur prior to the Company’s filing of each Form 10-Q with the Securities and Exchange Commission and may be performed by the Committee Chairperson with as many other members as are able to participate.

•	Discuss with the registered public accountant the auditor’s judgments about the quality and not just the acceptability of accounting principles used to prepare the Company’s consolidated financial statements. Review the impact on the annual financial statements of any significant accounting and reporting issues, including recent professional and regulatory pronouncements and any newly adopted or proposed changes in accounting principles that would significantly affect the Company or its consolidated financial statements.

•	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Ethical and Legal Compliance

•	Review the effectiveness of the Company’s system for monitoring compliance with laws and regulations, including receiving reports from management on the results of management’s review of compliance with the Company’s policies and any investigations by management related to fraudulent acts or irregularities.

•	Review with the Chairs of the Ethics and Corporate Responsibility Committee of the Board and the Company’s Employee Ethics Committee, any concerns they may have with respect to management’s having adequately communicated to the Company’s employees the importance of the Company’s ethical and business practices standards, including the importance of internal accounting controls.

•	Establish procedures for the receipt, retention and treatment of complaints (including procedures for receiving and handling complaints on a confidential and anonymous basis) regarding accounting, internal accounting controls or auditing matters, including employee concerns regarding questionable accounting or auditing matters.

•	Review the code of ethics for senior financial officers and the chief executive officer (the “Code of Ethics”), any changes to or waivers from it, and the compliance of the Company’s senior financial officers and the chief executive officer with the Code of Ethics.

•	Review the code of ethical conduct and reporting applicable to the Company’s in-house and outside attorneys and receive, evaluate and handle any complaints submitted to or reported to the Committee.

6.	Other Responsibilities

•	Meet with the internal auditor and/or the registered public accountant as necessary but no less frequently than required to discuss any matters that the auditors or the Committee believe should be discussed privately without members of management present.

•	Meet with management of the Company to discuss any matters management or the Committee believe should be discussed privately without the internal auditor and/or the registered public accountant present.

•	Review and discuss the adequacy of the Audit Committee Charter on an annual basis or more frequently upon changes to the membership of the Committee or as otherwise needed.

•	Discuss and evaluate the Company’s policies regarding internal controls and financial reporting risk assessment and mitigation.

•	Review the Company’s litigation, government investigation and legal compliance matters for the purpose of determining the adequacy and appropriateness of the Company’s financial reserves and control processes.

7.         Committee Self-Evaluation. Conduct an annual self-evaluation of the performance of the Committee and report the results of the evaluation to the Board of Directors.

Advisors

The Committee shall have the authority to retain and obtain advice and assistance from internal or external legal, accounting or other advisors without seeking Board or management approval. The Committee shall have the authority to approve such advisor’s fees, expenses and the other terms of its retention. The Company shall provide appropriate funding, as determined by the Committee, for paying the fees and expenses of any advisors retained by the Committee.

Additional Duties and Responsibilities

The Committee shall undertake such additional duties and responsibilities as the Board of Directors may from time to time prescribe.

ATTN: STOCK PROGRAMS 10260 CAMPUS POINT DRIVE SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 7, 2005 for shares held in the Plans and up until 11:59 P.M. Eastern Time on June

9, 2005 for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SAIC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2005 for shares held in the Plans and up until 11:59 P.M. Eastern Time on June 9, 2005 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

SAIC01

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR the nominees listed below.

1. Election of four Class III Directors.

FOR all nominees listed below (EXCEPT as indicated to the contrary to the right)

01) D.H. Foley,

02) J.J. Hamre,

03) A.K. Jones and

04) E.J. Sanderson, Jr.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below. Your votes will be distributed evenly among the remaining nominee(s), unless indicated below under UNEVEN VOTE

DISTRIBUTION.

VOTE ON PROPOSALS - The Board of Directors recommends a vote AGAINST Item 2.

2. Stockholder Proposal regarding the Company’s Classified Board.

ADDITIONAL BUSINESS

3. In the discretion of the proxy holders or the Trustee, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof.

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

For Against Abstain

UNEVEN VOTE DISTRIBUTION INSTRUCTIONS: If you wish to distribute your vote unevenly among 2 or more nominees as explained in the Proxy Statement, check box to the right then indicate the names and the number of votes to be given to each nominee on the line(s) below. Uneven voting instructions must be mailed in; not available via phone or Internet.

Name and Number of votes

(If you noted voting instructions above, please check the corresponding box above right.)

Yes No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Proxy and Voting Instruction Card for Annual Meeting of Stockho lders – June 10, 2005 This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints K.C. DAHLBERG and D.E. SCOTT, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of Class A common stock and/or Class B common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Science Applications International Corporation (the “Company”) to be held in the Grand Ballroom of the La Jolla Marriott Hotel, 4240 La Jolla Village Drive, San Diego, California, on Friday, June 10, 2005, at 10:00 A.M. (local time), and at any adjournment, postponement or continuation thereof (the “2005 Annual Meeting of Stockholders”), as indicated on the reverse side.

The undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, under the Employee Stock Retirement Plan and 401(k) Profit Sharing Retirement Plan of the Company, the Telcordia Technologies 401(k) Savings Plan of Telcordia Technologies, Inc. and the AMSEC Employees 401(k) Profit Sharing Plan of AMSEC LLC (collectively, the “Plans”), to vote all of the shares of Class A common stock and/or Class B common stock held for the undersigned’s account in each of the Plans at the 2005 Annual Meeting of Stockholders of the Company, as indicated on the reverse side.

The shares of Class A common stock and/or Class B common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR the election of Directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting, (ii) AGAINST the stockholder proposal regarding the Company’s classified Board and (iii) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in each of the Plans will be voted on a plan-by-plan basis, in the same proportion as the shares held in each Plan for which voting instructions have been received are voted. All allocated shares of Class A common stock and/or Class B common stock held in the Plans as to which no voting instruction cards are received, together with all shares held in the Plans which have not yet been allocated to the accounts of participants, will be voted, on a plan-by-plan basis, in the same proportion as the shares held in each Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)